As filed with the Securities and Exchange Commission on December 3, 2007

Registration Statement No. 333-147770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

(as Form SB-2 is no longer available)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN TRUST SECURITIES HOLDING CORP.
(Exact name of registrant as specified in charter)

Florida	6200	651001593
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

145 Almeria Ave., Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 448-0080
(Registrant’s Telephone Number, including Area Code)

Robert Escobio	Copies to:
Chief Executive Officer	Kathleen Brown, Esq.
Southern Trust Securities Holding Corp.	Law Office of Kathleen Brown, P.C.
145 Almeria Ave.	4531 N. 11th St.
Coral Gables, Florida 33134	Arlington, Virginia 22201
(305) 446-4800	(703) 622-8484
(Name, address and telephone number of agent for service)	Fax: (703) 852-2716

Approximate date of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Introductory Note:  The issuer filed a resale registration statement on Form SB-2 on December 3, 2007, which became effective on December 14, 2007.  The registration statement was never amended by a post-effective amendment. In the Smaller Reporting Company Regulatory Relief and Simplification SEC Release issued on December 19, 2007, new rules were issued eliminating the Regulation SB reporting regime and the use of Form SB-2.  At the time of this first pre-effective amendment, no Form SB reporting regime exists and the standards for “smaller reporting companies” do differ from those of “small business issuers”. Therefore, this post-effective amendment, which deregisters shares, relates to the reporting requirements applicable to the issuer on December 14, 2007, when the registration statement became effective, but is filed as an Amendment on Form S-1 due to the fact that an amendment to a Form SB-2 filing is no longer possible.

DEREGISTRATION OF SECURITIES

On December 3, 2007, Southern Trust Securities Holding Corp. (“STSHC”) filed a Registration Statement on Form SB-2 (Registration No. 333-147770) (the “Registration Statement”), registering the sale, from time to time, of up to 10,624,430 shares of STSHC's common stock (the “Common Stock”) on behalf of the selling shareholders named in the Registration Statement.

On April 30, 2008, STSHC ceased to meet the definition of a “shell company” for purposes of Rule 144 of the Securities Act of 1933, as amended, by virtue of having a Form 10-SB registration statement on file for a year and being current in its periodic reporting under the Securities Exchange Act of 1934, as amended.  Due to this fact; the expense associated with amending the Registration Statement to keep it current for a small business issuer that is not Form S-3 eligible; as well as the passage of time since the issuance and sale of shares of STSHC, STSHC has determined to no longer register the resale of the shares of Common Stock registered under the Registration Statement.  STSHC hereby amends the Registration Statement by deregistering all 10,624,430 shares of Common Stock remaining unsold and files this Post-Effective Amendment No. 1 to remove all such unsold shares from registration and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to a Form S-1 (in place of a Form SB-2) to be signed of its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on August 13, 2008.

SOUTHERN TRUST SECURITIES HOLDING CORP.

By:	/s/ Robert Escobio
Robert Escobio
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert Escobio Robert Escobio	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2008
/s/ Kevin Fitzgerald* Kevin Fitzgerald	President and Director	August 13, 2008
/s/ Susan Escobio * Susan Escobio*	Director	August 13, 2008
/s/ Fernando Fussa Fernando Fussa	Chief Financial Officer (Principal Accounting Officer)	August 13, 2008
/s/Ramon Amilibia* Ramon Amilibia	Director	August 13, 2008

* Signed by Robert Escobio under a power of attorney.